Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Fold Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	Other	1,040,000	$1.48	$1,539,200.00	0.0001381	$212.56

Total Offering Amounts:							$1,539,200.00		212.56
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$212.56

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Offering Note(s)

(1)	Represents up to 1,040,000 shares of Common Stock consisting of (i) 520,000 shares issued by the Registrant to SATS Credit pursuant to the Purchase Agreement and (ii) 520,000 shares issuable by the Registrant to SATS Credit Fund upon renewal for an additional one year term, upon mutual consent of the Registrant and SATS Credit Fund, of that certain New SATS Note (as each such term is defined in the Registration Statement).

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.48, which is the average of the high and low prices of shares of Common Stock on The Nasdaq Capital Market on May 4, 2026 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).